EXHIBIT 99.1

ResCare Reports Second Quarter 2010 Results

Company Confirms 2010 Guidance

LOUISVILLE, Ky., Aug. 5, 2010 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today announced results for the second quarter and six months ended June 30, 2010.

Second Quarter 2010 Financial Results

Revenues for the second quarter of 2010 were $396.1 million, a decrease of 2% over the prior year revenues of $405.3 million for the same period in 2009. Net income attributable to common shareholders was $8.1 million, or $0.28 per diluted common share, for the second quarter of 2010, compared with net income attributable to common shareholders of $7.1 million, or $0.25 per diluted common share, in the same period of 2009.  EBITDA for the second quarter of 2010 was $26.4 million versus $23.7 million in the prior year quarter.

Ralph G. Gronefeld, Jr., president and chief executive officer, said, "Our performance in the quarter was solid despite the extremely difficult economic environment.  Even with those challenges, our employees are delivering on their commitment to the people we serve and our operations are performing well.  We anticipate that the reimbursement climate will continue to present challenges over the balance of the year and 2011. As noted in our August 4 press release, the realignment of business lines is underway.  This reorganization will better position the Company for future growth as the need for our services continues to grow, presenting ResCare with an increasing array of opportunities."

2010 Guidance

The Company confirmed its 2010 guidance issued on March 8, 2010, including revenues of approximately $1.6 billion and diluted earnings per common share in the range of $1.05 to $1.15.

A listen only simulcast of ResCare's second quarter 2010 conference call will be available on-line at www.rescare.com on August 6, 2010, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with more than 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its nearly 50,000 dedicated employees serve more than a million people a year in 41 states, Washington, D.C., Puerto Rico and a number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports.  Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

RESCARE, INC.
Unaudited Financial Highlights (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Income Statement Data:
Revenues	$ 396,142	$ 405,263	$ 786,003	$ 796,090
Facility and program expenses	361,415	373,005	716,368	724,934
Facility and program contribution	34,727	32,258	69,635	71,156
Corporate general and administrative	14,124	15,282	29,397	30,831
Other operating expense (income), net	579	(389)	719	(403)
Operating income	20,024	17,365	39,519	40,728
Interest expense, net	4,936	4,180	9,767	8,503
Income before income taxes	15,088	13,185	29,752	32,225
Income tax expense	5,654	4,977	10,982	11,946
Net income including noncontrolling interests	9,434	8,208	18,770	20,279
Net loss – noncontrolling interests	(41)	(135)	(123)	(419)
Net income – ResCare, Inc.	9,475	8,343	18,893	20,698
Net income attributable to preferred shareholders	1,349	1,194	2,692	2,966
Net income attributable to common shareholders	$ 8,126	$ 7,149	$ 16,201	$ 17,732

Earnings per common share:
Basic	$ 0.28	$ 0.25	$ 0.56	$ 0.62
Diluted	$ 0.28	$ 0.25	$ 0.56	$ 0.62

Weighted average number of common shares:
Basic	28,964	28,795	28,944	28,751
Diluted	28,964	28,795	28,944	28,751

EBITDA (1)	$ 26,370	$ 23,683	$ 52,284	$ 53,882

(1)   EBITDA is defined as net income including noncontrolling interests before depreciation and amortization, net interest expense and income taxes. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in the Company's credit agreement.

RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Reconciliation of Net Income Including Noncontrolling Interests to EBITDA:
Net income including noncontrolling interests	$ 9,434	$ 8,208	$ 18,770	$ 20,279
Add: Interest, net	4,936	4,180	9,767	8,503
Depreciation and amortization	6,346	6,318	12,765	13,154
Income tax expense	5,654	4,977	10,982	11,946
EBITDA	$ 26,370	$ 23,683	$ 52,284	$ 53,882

	June 30, 2010	Dec. 31, 2009
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$ 15,375	$ 20,672
Accounts receivable, net	228,940	211,350
Other current assets	39,725	48,552
Total current assets	284,040	280,574
Property and equipment, net	75,675	81,347
Goodwill	432,140	422,626
Other assets, net	66,035	60,393
	$ 857,890	$ 844,940

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 167,826	$ 156,946
Other long-term liabilities	67,546	59,076
Long-term debt	171,797	196,193
Shareholders' equity	450,721	432,725
	$ 857,890	$ 844,940

RESCARE, INC. Unaudited Financial Highlights (continued)
(In thousands)

	Six Months Ended June 30,
	2010	2009
Cash Flow Data:
Net income including noncontrolling interests	$ 18,770	$ 20,279
Adjustments to reconcile net income including noncontrolling interests to cash provided by operating activities:
Depreciation and amortization	12,765	13,154
Amortization of discount	868	606
Share-based compensation	1,690	2,488
Deferred income taxes	10,672	4,932
Excess tax expense from share-based compensation	185	—
Provision for losses on accounts receivable	3,634	3,927
Gain on purchase of business	—	(559)
(Gain) loss on sale of assets	(2)	53
Changes in operating assets and liabilities	(5,733)	1,939
Cash provided by operating activities	42,849	46,819

Cash flows from investing activities:
Purchases of property and equipment	(4,719)	(7,251)
Acquisitions of businesses	(14,422)	(12,723)
Proceeds from sale of assets	210	146
Cash used in investing activities	(18,931)	(19,828)

Cash flows from financing activities:
Debt repayments, net	(23,512)	(24,677)
Debt issuance costs	(4,469)	(36)
Excess tax expense from share-based compensation	(185)	—
Proceeds received from exercise of stock options	—	360
Employee withholding payments on share-based compensation	(879)	(1,282)
Cash used in financing activities	(29,045)	(25,635)
Effect of exchange rate on cash and cash equivalents	(170)	663
(Decrease) increase in cash and cash equivalents	$ (5,297)	$ 2,019

RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Segment Data:
Revenues:
Community Services	$ 293,714	$ 290,627	$ 581,242	$ 572,050
Job Corps Training Services	29,832	40,825	61,118	81,412
Employment Training Services	62,234	59,224	123,025	114,290
Other	10,362	14,587	20,618	28,338
Consolidated	$ 396,142	$ 405,263	$ 786,003	$ 796,090

Operating Income (Loss)(1):
Community Services	$ 28,696	$ 24,750	$ 55,985	$ 56,857
Job Corps Training Services	1,945	2,930	4,214	6,106
Employment Training Services	3,737	2,999	9,360	7,602
Other	114	1,666	(72)	785
Total Operating Expenses	(14,468)	(14,980)	(29,968)	(30,622)
Consolidated	$ 20,024	$ 17,365	$ 39,519	$ 40,728

Operating Margin:
Community Services	9.8%	8.5%	9.6%	9.9%
Job Corps Training Services	6.5%	7.2%	6.9%	7.5%
Employment Training Services	6.0%	5.1%	7.6%	6.7%
Other	1.1%	11.4%	(0.3%)	2.8%
Total Operating Expenses	(3.7%)	(3.7%)	(3.8%)	(3.8%)
Consolidated	5.1%	4.3%	5.0%	5.1%

(1) Other operating expense (income), per Income Statement Data on page 2, has been allocated for purposes of segment reporting.

CONTACT:  ResCare, Inc.
          David W. Miles, Chief Financial Officer
          502-394-2137